                                                                     EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-1502) pertaining to the 1985 Incentive Stock Option Plan, the 1994 Incentive Stock Option Plan, the 1995 Director Stock Option Plan, the 1995 Employee Stock Purchase Plan, the 1995 Stock Option Plan and non-statutory stock options granted to directors and officers of IDX Systems Corporation of our report dated February 5, 1997, with respect to the consolidated financial statements of IDX Systems Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1996.

                                          /s/ Ernst & Young LLP
                                          ERNST & YOUNG LLP

Boston, Massachusetts
March 28, 1997